As filed with the Securities and Exchange Commission on February 8, 2023

Registration No. 333-239416

Registration No. 333-230398

Registration No. 333-205195

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-239416

FORM S-8 REGISTRATION STATEMENT NO. 333-230398

FORM S-8 REGISTRATION STATEMENT NO. 333-205195

UNDER

THE SECURITIES ACT OF 1933

HORIZON GLOBAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	47-3574483
(State or other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

c/o First Brands Group, LLC 127 Public Square, Suite 5300 Cleveland, Ohio	44114
(Address of Principal Executive Offices)	(Zip Code)

Horizon Global Corporation 2020 Equity and Incentive Compensation Plan

Horizon Global Corporation Amended and Restated 2015 Equity and Incentive Compensation Plan

Horizon Global Corporation 2015 Equity and Incentive Compensation Plan

(Full Title of Plans)

Stephen Graham

Michael Baker

First Brands Group, LLC

127 Public Square, Suite 5300

Cleveland, Ohio 44114

(Name and Address of Agent for Service)

(216) 302-2590

(Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed by Horizon Global Corporation, a Delaware corporation (the “Registrant”), on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement No. 333-239416, originally filed with the Securities and Exchange Commission (the “SEC”) on June 24, 2020, which registered the offer and sale of 4,076,460 shares of the Registrant’s common stock, $0.01 par value per share (“Shares”), issuable pursuant to the Horizon Global Corporation 2020 Equity and Incentive Compensan Plan;

•

Registration Statement No. 333-230398, originally filed with the SEC on March 19, 2019, which registered the offer and sale 2,350,000 Shares issuable pursuant to the Horizon Global Corporation Amended and Restated 2015 Equity and Incentive Compensation Plan;

•

Registration Statement No. 333-205195, originally filed with the SEC on June 24, 2015, which registered the offer and sale of 2,000,000 Shares issuable pursuant to the Horizon Global Corporation 2015 Equity and Incentive Compensation Plan;

The Registrant is filing this Post-Effective Amendment to the Registration Statements to withdraw and remove any unissued and unsold securities issuable by the Registrant pursuant to the above-referenced Registration Statements.

On February 8, 2023, pursuant to the Agreement and Plan of Merger, dated as of December 30, 2022 (the “Agreement”), by and among the Registrant, First Brands Group, LLC, a Delaware limited liability company (“First Brands Group”), and PHX Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of First Brands Group (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of First Brands Group.

As a result of the consummation of the transactions contemplated by the Agreement, the Registrant has terminated all offerings of its securities pursuant to the above-referenced Registration Statements. In accordance with an undertaking made by the Registrant in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all such securities of the Registrant registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on February 8, 2023. No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

HORIZON GLOBAL CORPORATION

By:	/s/ Michael Baker
Name:	Michael Baker
Title:	Chief Corporate Strategy Officer